UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2022

GROM SOCIAL ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Florida	001-40409	46-5542401
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2060 NW Boca Raton Blvd. #6

Boca Raton, Florida 33431

(Address of principal executive offices)

Registrant’s telephone number, including area code: (561) 287-5776

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.001	GROM	The Nasdaq Capital Market
Warrants to purchase shares of Common Stock, par value $0.001 per share	GROMW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 8, 2022, Grom Social Enterprises, Inc. (the “Company”) entered into an underwriting agreement dated as of December 8, 2022 (the “Underwriting Agreement”) between the Company and EF Hutton, division of Benchmark Investments, LLC (the “Underwriter”) relating to the Company’s offering (the “Offering”) of 1,415,682 units (the “Units”) and 314,422 pre-funded units (the “Pre-Funded Units”), with (a) each Unit consisting of: (i) one share of common stock, par value $0.001 per share (the “Common Stock”); and (ii) two warrants (the “Warrants”), each Warrant to purchase one share of Common Stock at $2.89 per share (100% of the offering price per Unit); and (b) each Pre-Funded Unit consisting of: (i) one pre-funded warrant (the “Pre-Funded Warrant”) exercisable for one share of Common Stock at $0.001; and (ii) two Warrants. The Warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The Pre-Funded Warrants will be exercisable immediately and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

The Warrants and Pre-Funded Warrant will be issued pursuant to a warrant agent agreement (the “Warrant Agent Agreement”) entered into by and between the Company and Equiniti Trust Company, as warrant agent. Pursuant to the Underwriting Agreement, the Company granted the Underwriter a 45-day option to purchase up to an additional 259,515 Units and/or Pre-Funded Units to cover over-allotments. On December 12, 2022 the Underwriter exercised in part, the over-allotment to purchase 495,602 Warrants.

Further, in connection with the Offering, the Company entered into the following agreements, which are filed herewith:

1.	The Underwriting Agreement, which contains customary representations and warranties by the Company, conditions to closing, indemnification obligations of the Company and the underwriters, “lock-up” agreements where the Company and each officers, directors and 5% shareholders of the Company have agreed with the Underwriter not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our Common Stock or securities convertible into Common Stock for a period of 90 days from the commencement of sale under the final prospectus relating to the Offering; and

2.	The Warrant Agent Agreement, dated as of December 13, 2022, which sets forth the expiration and exercise price of and procedure for exercising the Warrants and Pre-Funded Warrants; provisions relating to redemption of the Warrants and Pre-Funded Warrants; provision for amendments to the Warrant Agent Agreement; and indemnification of the warrant agent by the Company under the Warrant Agent Agreement.

On December 8, 2022, the Registration Statement on Form S-1 (File No. 333-268278) (the “Registration Statement”) relating the Offering was declared effective by the U.S. Securities and Exchange Commission. The closing of the Offering took place on December 13, 2021. The Company received approximately $4.2 million in net proceeds from the Offering after deducting the underwriting discount and commission and other estimated offering expenses payable by the Company. The Company intends to use the net proceeds from this offering for sales and marketing activities, acquisitions and strategic partnerships, product development, capital expenditures, and general working capital and other corporate purposes.

The foregoing description of the Underwriting Agreement and the Warrant Agent Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement and Warrant Agent Agreement, which are filed as Exhibit 1.1 and 10.1 hereto, respectively.

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Item 8.01 Other Events.

On December 8, 2022, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.1 hereto.

On December 13, 2022, the Company issued a press release announcing the closing of the Offering. A copy of the press release is attached as Exhibit 99.2 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1*	Underwriting Agreement dated December 8, 2022 by and between Grom Social Enterprises, Inc. and EF Hutton, division of Benchmark Investments, LLC
4.1*	Common Stock Purchase Warrant (Included in Exhibit 10.1)
4.2*	Pre-Funded Common Stock Purchase Warrant (Included in Exhibit 10.1)
10.1*	Warrant Agent Agreement dated December 13, 2022 by and between Grom Social Enterprises, Inc. and Equiniti Trust Company
99.1*	Press Release dated December 8, 2022
99.2*	Press Release dated December 13, 2022

 _________________

* Filed herewith

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROM SOCIAL ENTERPRISES, INC.

Date: December 13, 2022	By:	/s/ Darren Marks
Darren Marks Chief Executive Officer

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